Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-254794) pertaining to the 2018 Equity Incentive Plan (Prior Plan), 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Design Therapeutics, Inc.,

(2)
Registration Statements (Form S-8 Nos. 333-263427 and 333-270527) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Design Therapeutics, Inc., and

(3)
Registration Statement (Form S-3 No. 333-264521) of Design Therapeutics, Inc.

of our report dated March 19, 2024, with respect to the financial statements of Design Therapeutics, Inc., included in this Annual Report (Form 10-K) of Design Therapeutics, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Diego, California

March 19, 2024